EXHIBIT 99.1

Weyerhaeuser announces changes to its senior management team

FEDERAL WAY, Wash. (Aug.21, 2013) - Weyerhaeuser Company (NYSE: WY) today announced a number of changes to its senior management team.

Larry Burrows, senior vice president, Wood Products, will retire on Oct. 31, 2013.

Cathy Slater has been named senior vice president, Oriented Strand Board, Engineered Lumber Products and Distribution, effective immediately. Slater brings more than 25 years of forest industry experience to this role, including a variety of leadership positions in the company's Cellulose Fibers and Wood Products businesses.

Adrian Blocker has been named senior vice president, Lumber, effective immediately. Blocker joined Weyerhaeuser in May 2013 as vice president, Lumber. He brings more than 30 years of experience to this role, including forestland management, fiber procurement, consumer packaging, and wood products manufacturing of lumber, plywood and laminated veneer lumber.

Both Slater and Blocker will report to Doyle Simons, president and chief executive officer.

“Both Adrian and Cathy bring manufacturing expertise and tremendous focus on results to their new roles,” Simons said. “I look forward to working directly with each of them as we continue to drive operational excellence in our Wood Products businesses.

“I want to thank Larry for his leadership over the last few years, as he steered our Wood Products business through the unprecedented economic downturn and drove significant improvement throughout the business,” Simons added. "Over the next couple of months, Larry will work closely with Cathy and Adrian to ensure a smooth transition. We wish him all the best in his retirement.”

Weyerhaeuser also announced the retirement of Miles Drake, chief technology officer and senior vice president Research and Development. Effective immediately, the company's R&D organization will report directly to Shaker Chandrasekaran, senior vice president, Cellulose Fibers.

“Miles has brought tremendous vision and expertise to our company and I want to thank him for his work to align our technology activities with business needs,” Simons said. "We wish him all the best in his retirement.

“Innovation remains critical to our long-term success and under Shaker's leadership we will further strengthen business accountability for technology that drives both operational excellence and financial results.”

About Cathy Slater
Cathy Slater has been Weyerhaeuser's vice president, Oriented Strand Board since 2011. Prior to that role, she held a number of other leadership roles in the company's Wood Products segment, including vice president for both engineered wood products manufacturing and veneer technologies. Before joining the Wood Products team, she held numerous positions in the company's Cellulose Fibers business, including leadership roles at the Flint River and Port Wentworth, Ga., pulp mills, and leadership oversight for the company's operations in Alberta, which included the pulp, timberlands, OSB, lumber, and engineered lumber. Prior to joining Weyerhaeuser in 1992, she held several leadership roles at Procter and Gamble.

About Adrian Blocker
Adrian Blocker joined Weyerhaeuser in May 2013 as vice president, Lumber. Prior to that role, he served as CEO of the Wood Products Council and Chairman. Throughout his career in the industry, Blocker held numerous leadership positions at West Fraser, International Paper and Champion International focused on forest management, fiber procurement, consumer packaging, strategic planning, business development and manufacturing.

About Shaker Chandrasekaran
Shaker Chandrasekaran has been Weyerhaeuser's senior vice president, Cellulose Fibers, since 2006. Prior to this role, he was vice president, Manufacturing, Cellulose Fibers; vice president and mill manager at the Kamloops,

British Columbia, Cellulose Fibers mill; and vice president and mill manager at the Kingsport, Tennessee, paper mill. He joined Weyerhaeuser in 2002 with the company's acquisition of Willamette Industries Inc.

About Larry Burrows
Larry Burrows has been Weyerhaeuser's senior vice president, Wood Products, since October 2010, and served as president of Weyerhaeuser Real Estate Company from 2008 to 2010. Prior to those roles, he held various leadership roles at Winchester Homes Inc., a subsidiary of WRECO, including president and executive vice president. Prior to joining the company in 1989, he was vice president and regional manager for Dickinson Heffner and project manager and vice president of Oliver T. Carr & Co.

About Miles Drake
Miles Drake has been Weyerhaeuser's senior vice president, Research and Development, and chief technology officer since 2006. Prior to joining the company, he was vice president, Research and Development and chief technology officer of Air Products and Chemicals Inc. from 2001 until 2006 and held numerous other leadership positions with Air Products and Chemicals Inc. from 1986 until 2001.

About Weyerhaeuser
Weyerhaeuser Company, one of the world's largest private owners of timberlands, began operations in 1900. We own or control nearly 7 million acres of timberlands, primarily in the U.S., and manage another 14 million acres under long-term licenses in Canada. We manage these timberlands on a sustainable basis in compliance with internationally recognized forestry standards. We are also one of the largest manufacturers of wood and cellulose fibers products, and we develop real estate, primarily as a builder of single-family homes. Our company is a real estate investment trust. In 2012, we generated $7.1 billion in sales and employed approximately 13,200 people who serve customers worldwide. We are listed on the Dow Jones World Sustainability Index. Our common stock trades on the New York Stock Exchange under the symbol WY. Learn more at www.weyerhaeuser.com.